Eco-Stim Energy Operational Update

January-15-2016

Confirmation #13627900

EQUI

Eco-Stim Energy Operational Update

January-15-2016

Confirmation #13627900

Operator: Greetings, and welcome to the Eco-Stim Energy Solutions Operational Update Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Alexander Nickolatos. Please go ahead, sir.

Mr. Alexander Nickolatos: Thank you operator. And good morning to everyone. This is Alexander. I’m the CFO of Eco-Stim. And I have Chris Bowell, our CEO, with me.

Eco-Stim Energy Operational Update

January-15-2016

Confirmation #13627900

We appreciate you joining us for the Eco-Stim conference call today to provide an operational update, which we felt was necessary, given all the changes going on in Argentina and the global energy markets.

Before we begin the discussion, I have a few housekeeping items to cover. For those of you who would like to be added to our distribution list, you can call (713) 979-9140 and provide us your contact information, or you can e-mail us at the investorrelations@ecostim-es.com address shown on the contact section of our press releases.

There will be a replay of today’s call, and it will be available by phone through February 28th, and that information is in the release.

Further, this conference call is being Webcast. The link is contained in the press release. There should also be a tab which contains the PDF presentation, which you can access. There is also a presentation available on our Website under the Investor Relations tab/Overview/Upcoming Events. We encourage you to access the presentation as we provide the update and review the outlook.

As you review our Safe Harbor statement on page two of the presentation, please note that the information discussed on this call is valid only as of today, January 15th, 2016. And therefore, you are advised that time-sensitive information may no longer be accurate as of the time of the replay.

Eco-Stim Energy Operational Update

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In addition, the comments made by us today during this conference call may contain forward-looking statements within the meaning of the United States federal securities laws. These forward-looking statements reflect the current views of the management and represent our best judgment. However, various risks, uncertainties, and contingencies could cause actual results, performance, or achievements to differ materially from those expressed in the statements made by management.

The listener is encouraged to read the company’s SEC filings, including its annual report on Form 10-K, its quarterly reports on Form 10-Q, and current reports on Form 8-K to understand certain of those risks, uncertainties, and contingencies.

We expect to release the year-end results by early March 2016. We disclaim any obligation to update these forward-looking statements. Please note that our communication today does not constitute our offer to sell or the solicitation of an offer to buy any securities or solicitation of any vote or approval.

So, with that, I’ll turn it over to Chris. Thanks.

Eco-Stim Energy Operational Update

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Mr. Chris Boswell: All right. Thank you, Alexander. I too want to welcome everybody to the call. The reason we decided to have this call is primarily related to the substantial number of major events going on within our core market in Argentina.

While many of our larger investors are experts in Argentina and are tracking every move in the country, we felt it would be beneficial to host this call to update many of our investors who are not 100 percent focused solely on Argentina.

Further, as most of you know, the market for oil field services is very depressed around the world. And we’ve been very fortunate to operate in a much more stable environment in Argentina for the past year.

Having said that, the oil and gas industry in Argentina is currently going through a very volatile period as the country transitions to a new and significantly different government.

As shown on page three of our slide presentation, on October the 22nd of last year, it became apparent that Christina Fernandez’s handpicked candidate Mr. Scioli was in trouble. And it became more and more apparent as time went by that Mr. Macri, the pro-business and free markets-leaning candidate, may win the election.

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Prior to October 22nd, it was widely expected that Mr. Scioli was going to win the election, and there would be little near-term change in Argentina’s policies from those put in place by Ms. Fernandez.

For the oil and gas industry, this meant there was little risk that there would be many changes to the YPF organization, the $77 oil price, and other incentives that were put in place by the Fernandez administration to stimulate energy development.

Because Macri ran as a free markets candidate, there were suddenly many concerns as shown on page four of our presentation, as to whether or not Mr. Macri and his administration, if elected, would allow the oil price to revert to international levels, which as you know are currently trading at historical low levels. Such a move would immediately render many projects in Argentina uneconomic.

Further, many concerns arose as to just how YPF and their ongoing operations would be impacted in such an environment. Following the runoff election on November the 22nd, the reality of these concerns became even more tangible. And other concerns and uncertainties were introduced into the market, such as the policies around imports, exports, changes to the interaction with the labor unions, and Macri’s plans for a currency devaluation as he worked to remove currency controls.

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The uncertainty created around all of these issues most definitely had an impact on drilling and completion activities during Q4 and the first half of January 2016, as operators suspended some of their activity until some of the issues had been resolved.

Fortunately, as shown on page five, the new administration has acted swiftly to instill change, which removed many of these uncertainties. In December, devaluation was enacted, and currency controls were lifted. This was effective at removing the large spread that previously existed between the blue market rate of approximately 14 to one and the official exchange rate of approximately nine to one.

Since the devaluation was lifted, the currency control—and currency controls were repealed, the Argentine peso has traded at around 13.5 to one and seems reasonably stable. One of the reasons for this is that Macri removed unusually high export taxes on agricultural products, which increased exports and corresponding flow of new dollars into Argentina.

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Also, after careful deliberation with YPF, the provincial governors, and union leaders, the new administration decided to lower the price of oil in the country from $77 to $67.50 on January the 5th of 2016.

While this is going to cut into the profits of some operators, it is not nearly as severe as some feared. And therefore, it seems that drilling and completion activities for 2016 should remain at stable levels.

Finally, as shown on page six, Macri has indicated that he intends to resolve the outstanding dispute with the holdout creditors, thus returning Argentina to the capital markets.

In summary, although these recent developments have caused some short-term hesitation in our market, overall, we view the direction of the country extremely favorable and welcome Argentina’s return to the international financial community.

I should note that Eco-Stim was not materially affected by the devaluation in December, as we only keep small cash balances in the country.

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As we consider the impact that all of this will have on our activities, I thought it would be helpful to review our first year of operations to highlight the market environment and both our challenges and our successes.

In the fall of 2014, as we planned for our first year of operations, we had an ambitious goal of increasing our revenues from under $1 million in 2014 to as much as $26 million in 2015.

As shown on page seven, this was based largely on our contract with Medanito, which was structured to give us exclusivity on 100 percent of their completions and coil tubing work during 2015 and 2016. Based on their planned activity, this should’ve delivered Eco-Stim approximately $20 million of revenue in 2015.

In addition, it was our goal to penetrate YPF and other key customers in Argentina to establish a strong operating reputation and to generate at least $6 million in additional revenue. Together, a $26 million revenue target seemed almost conservative in early February 2015.

In late February 2015, we were informed by Medanito that, for various reasons, including the high cost of capital related to the global commodity price collapse, they were planning to significantly reduce or curtail their 2015 drilling program.

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As a result, in 2015, we only invoiced Medanito approximately $2.8 million. Despite this significant setback, we were able to qualify our company to provide services for YPF, Chevron, PCR, Oil Stone, Pluspetrol, Tecpetrol, Petrobras, and several other local operators.

We ultimately executed work for YPF, PCR, and Oil Stone. All these customers provided very positive feedback on the quality of our operations, our equipment, and our people.

The largest operator in the country is by far YPF. In order to better explain our revenue with YPF, I believe it’s helpful to understand that YPF works with service providers using three types of arrangements. The most common arrangement is a perpetual rotational on-call contract. These contracts are defined with set prices, terms, and conditions, including legal responsibilities.

There’s usually no minimum monthly payment, but the service company is provided a contract number, and everything is entered into the YPF procurement system to ease execution of the jobs and subsequent payment of invoices.

In some areas, these types of contracts are awarded to one company. But, in most areas, the work is allocated on a rotational basis with several service companies.

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The second and less common arrangement relates to take-or-pay contracts with monthly minimums. These contracts are by far the exception and not the rule.

If a service company does not have either of these above-type contracts and working arrangements, they can still legally work for YPF under a third arrangement, which is really limited to one-off situations where other service providers are not available or in situations where the asset manager in a particular field or a particular area can justify using this particular service company. We refer to this type of work as protocol work.

All of our work in 2015 for YPF was conducted under this protocol arrangement. In certain areas, our team did an excellent job of penetrating the market and developing solid relationships through quality work. This led to situations where jobs became available because our customers wanted to use Eco-Stim rather than our—other service providers.

In these situations, to be clear, we are working without a contract number in the YPF system. And as a result, the asset manager is taking some risk. We’ve been requested to execute work in several other locations. But, upon discovering that we did not have a contract number within the YPF system, the asset manager elected not to use our company but rather to allocate the work to other service providers with an assigned contract number.

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Because of this, we’ve been working hard with those asset managers who wish to use Eco-Stim to secure one or more contracts, which should address these matters going forward.

Moving into Q1, we’ve now been given verbal assurance that we will be awarded a contract for our coil tubing unit and our well stimulation operation. We’re happy to report today that the first of these two agreements has now been awarded. And we’ve been assigned a contract number for our coil tubing operation.

The final contract is going through the administrative process with YPF and should be signed within 10 business days or so. This is significant because, in 2015, YPF had 15 of these contracts in place. And in the latest round of awards, only six contracts were granted, and we’ve managed to secure one of those six.

The CT unit was our most underutilized asset in 2015. And we would now expect, with all else being equal, to see much higher utilization in 2016. We’ve been told that we will be awarded a similar contract for the well stimulation services. And if awarded, this should greatly improve our days outstanding on YPF receivables and allow asset managers in more areas to utilize our services.

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Combined with the additional capacity we’re bringing on, it should minimize our logistics and travel time while increasing our utilization.

As shown on slide eight, the company is also in active discussions with multiple operators to provide services using the increased capacity. This is a direct result of our operational performance during 2015 and the reputation that our team has earned in the local market with very demanding customers.

We did not have the capacity to service many of these potential customers in 2015. But, as our capacity is increased in 2016, we are finding that all of these operators are now interested in our service offering.

As you can see in the slide, some of the operators have fairly high levels of activity, while others are less active, but all represent opportunities for Eco-Stim.

Furthermore, as shown on page nine, there continues to be a daily flow of announcements related to the increased activity, as evidenced by the recent press release from Petronas, Dow Chemical, Exxon, and Chevron. Many of these firms are seeking develop natural gas, including American Energy Partners, Aubrey McClendon’s company, who signed a $500 million deal with YPF, as announced just yesterday.

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For those of you that are not familiar with Aubrey, he’s one of the pioneers of shale gas development in the U.S. and guided Chesapeake to become one of the global leaders in shale gas production. We’re very excited to see him interested in participating in Argentina.

With respect to the capacity additions, we’re in the process of testing our latest pumps from QM Equipment in Mar del Plata and taking delivery of our latest data van, which will bring our local capacity from 10,000 horsepower to 22,500 horsepower, and giving us the ability to operate two crews.

See page 10 for a detailed list of our equipment and the timing for delivery. We’ve also completed most of the upgrades to our gas-fired turbine power pumps, which include several advantages, as outlined on page 11.

Page 12 shows some of the upgrades and modifications we’ve been making to this equipment over the past several months and which we anticipate completing this month. In addition to this equipment, we’re deploying two data vans, a blender, and a hydration unit. These units are expected to be imported into Argentina over the next few months.

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We now have the capability to execute tight gas jobs or tight gas work because of the incremental horsepower recently delivered in Argentina and should be able to operate two separate crews by March or April of this year. The third crew will be operational once all other equipment is imported and tested, most likely in June.

We were very encouraged by the testing results on the new turbine-powered pumping units and in particular the new control system, which so far is providing control flexibility not previously available for these units, including automated clutch in and manageable rate and pressure increases in a controlled fashion.

These represent major operational improvements over the previous design. As activity increases throughout 2016 and we introduce this unique equipment into this market, we believe, with all else being equal, the second half of 2016 should be a strong growth period for the company.

As I indicated earlier, the suspension of activity by YPF and others during November and December, when combined with the holiday season, resulted in an unexpectedly low period of utilization for the company and also for the industry.

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Page 13 shows the decline in the Argentina rig count that occurred over the last two months of the quarter, as disclosed by Baker Hughes.

In summary, this decline contributed to a 50 percent reduction in our previously expected fourth quarter revenues. And while we anticipate activities returning to normal in January, the first quarter activity is also likely to be impacted until the rig count increases or until we secure the more contracts, like the ones I mentioned previously, that will help to increase our utilization.

Despite the current market conditions, we’re extremely fortunate to be well positioned in a country that now is expected to remain active in oil and gas exploration for the foreseeable future.

While 2016 is likely to be less active than 2015 for YPF, we believe that increasing levels of activity in the gas areas from all operators and new investments in the Vaca Muerta will drive growth in 2016, 2017, and beyond.

Page 14 discusses the reduction in drilling rigs through mid-January by YPF as a result of the uncertainties introduced by the election and the ensuing holiday period.

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Page 15 shows the labor unions’ support for reactivation of the rigs and corresponding jobs. It’s important to understand the local environment in Argentina when analyzing the rig counts. For example, even though Argentina is a net importer of energy, in the southern provinces, the country produces heavier oil. And due to a lack of refining capacity in the country, this oil is exported.

Given the low international oil prices, many of these oil fields are now uneconomic at $29 a barrel. And therefore, the activity in those regions is impacted to a far greater manner than the regions where we operate.

Overall, we expect a net increase in the drilling rig count for Argentina in the first quarter of 2016 from those low levels announced by Baker Hughes in December. This is just based on our most recent market intelligence.

However, much does depend on the oil price remaining at or near the $67.50 level announced last week. On a more macro level, we see YPF rotating from oil drilling to gas drilling and from vertical wells to horizontal wells. And while the number of horizontal wells will be less than the number of vertical wells by the fall, it seems that many of the drilling rigs previously used for vertical shale wells are being relocated to drill conventional wells and to drill more tight gas wells.

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This is all good news over the medium to long term but has caused some activity decreases over the past several weeks as I’ve mentioned as things get sorted out within YPF.

As we’ve communicated previously, Argentina is sitting on one of the world’s largest shale resources, and the country has considerable potential to increase its oil and gas production. And based on recent announcements from the new government leaders regarding energy policies and continued economic incentives, this now seems likely.

It took our company several years to establish a local presence in Argentina. We’ve worked closely with local manufacturers and local government authorities to assure the equipment we import is well balanced with local content. This is a very challenging process, as we’ve discussed before. And therefore, we believe we have a good head start versus for some of our U.S.-based competition that might consider ultimately entering this market.

The government has also established a base reference price to support industry investments and foreign capital commitments, as I mentioned previously. The current price of any natural gas production in Argentina is $7.50 per MMBTU, which is still significantly below the cost of imported natural gas, but substantially higher than the prices for natural gas in North America.

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Because Argentina is currently importing a substantial portion of its daily energy needs, the price of gas is expected to remain at attractive levels for the foreseeable future. And as stated earlier, the new oil price announced earlier this month is believed to be sufficient for continued investment in many regions.

The emphasis in Argentina is to reduce imported oil and natural gas by developing the company’s own reserves, thus reducing the flow of foreign currency reserves outside the country.

Lastly, the EIA still estimates the development of this resource will require over $200 billion of capital commitment for drilling completion, pipeline, and infrastructure investments over the next 10 years.

In summary, these trends continue to support our expansion plans announced last year. And we’re expecting a much stronger performance in 2016 and even better in 2017 as we put the additional capacity to work.

We’re now one of six competitors with the know-how, equipment, and experience to offer a full range of pressure pumping and services in this market. And we’re working with our customers to provide what is needed to help develop these resources in an efficient and economic manner.

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With that, I’m going to turn it back over to Alexander to review capital spending in Q4, estimated CapEx for ’16, and he will also provide an update on the cash position and overall liquidity in the company. Thank you.

Mr. Alexander Nickolatos: Thanks, Chris. As Chris pointed out, the company experienced significant downtime during Q4 and only generated approximately $2.5 million in revenue. Of this amount, approximately 88 percent was derived from our well stimulation operation. And the remaining 12 percent came from our coil tubing operation.

We will release the full quarterly results in February, and I’ll review the results in more detail at that time. Nevertheless, we’re encouraged by the continued interest in our company from the customer base in Argentina and the overall growth opportunity we see over the next several quarters and the next five to 10 years.

As previously mentioned, the funds raised in the equity offering we completed last summer were dedicated to finance the capital expenditure plans of the company. And that plan is currently being executed.

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As Chris pointed out, we’re in the process of testing two more pumping units manufactured in the country. We accepted delivery of three pumps manufactured in the country several weeks ago. So, we now have a total of 22,000 HHP of diesel-powered pumping units and are only awaiting delivering of the data van to facilitate the operation of two separate spreads.

Furthermore, the first design enhancement and recertification of our U.S. turbine assets has been completed, and we’re preparing these assets for shipment to Argentina.

So far, the modifications made seem to show that some of the minor issues with these units have been improved. The first turbine should arrive in Argentina in March. The others should arrive later in the second quarter. Today, we have approximately $11 million in cash, and much of our CapEx program is complete.

Regarding our capital structure, the company has approximately 13.6 million shares outstanding as of today and approximately 18.5 million shares outstanding on a fully diluted basis. The additional shares primarily relate primarily to the conversion of debt to equity from the ACM convertible note.

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As shown on the last slide, page 16, given the near-term uncertainty and limited visibility, we believe it’s impractical to provide forward guidance for 2016 at this time. We’re carefully monitoring our capital spending to preserve liquidity, which will remain a top priority at all times.

We again want to thank you for your time. We’re delighted at the level of interest that exists for Argentine market and Eco-Stim, and we’ll continue to work on ways to improve the trading volume and liquidity of the stock.

With that, we’ll open it up—the call to questions. Thank you.

Operator: Thank you. We’ll now be conducting a question-and-answer session. If you’d like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Once again, if you’d like to ask a question today, please press star-one at this time. One moment, please, while we poll for questions.

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Once again, that’s star-one to be placed into question queue. One moment, please, while we poll for questions.

Our first question today is coming from Travis Anderson from Gilbert, Gagnon, and Howell. Please proceed with your question.

Mr. Travis Anderson: Good morning. I saw that Macri in his announcement of the lower price also said that his goal is to get to, world market prices as soon as possible for oil. At the same time, he wants to raise the price of gas paid by Argentine consumers —although he didn’t specify, as far as I know, any timetable in either case. Can you talk about that? Have you gotten any feeling for what his plans are there?

Mr. Alexander Nickolatos: Yeah, I think—Carlos, are you on the call? I believe Carlos Fernandez has also joined us. So, maybe he can address that specifically. If not, I will.

Operator: Yep, his line is open.

Mr. Carlos Fernandez: Yes, good morning. Can you hear me?

Mr. Travis Anderson: Yes.

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Mr. Alexander Nickolatos: Yes.

Mr. Carlos Fernandez: Perfect. The information we have from sources in the Federal Ministry of Energy, and also for what the federal government has informed the provinces is that the strategy of the government regarding pricing is to wait for a recovery on the international markets. When that starts to happen and when the international prices reach the level of internal prices we have today in Argentina, they will couple with the international market.

Then, obviously, nobody signed this. But, this is the information that the federal government has delivered to the provinces, which strongly depend on royalties to support the expenses to the industry in general.

Mr. Travis Anderson: Okay. And also, it sounded like, given the agreement the government reached with YPF to focus $500 million on gas drilling that they want to focus much more on that than oil. Is that correct? And does that mean that you have to move equipment significantly?

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Mr. Carlos Fernandez: Not move equipment significantly. We are well located for the gas window. And some companies, like ExxonMobil and Shell, from the beginning, they were focusing themselves into gas.

In the case of YPF, probably because of liquidity, starting producing oil to generate cash immediately, because they had a bias toward liquidity. But, everything indicates that they are also moving into the gas window.

Mr. Travis Anderson: Okay. And I know you don’t want to give guidance but it sounds like, this quarter, we shouldn’t expect a heck of a lot different from the fourth quarter and then building from there. And the only question is going to be, how rapidly? And that’s going to depend on the customers, of course. Is that the way you would characterize it?

Mr. Chris Boswell: Yeah, I don’t—as we said, we don’t want to give guidance because we just don’t have that visibility. But, I would say that, having this coil tubing contract down is a big plus for us. It’s going to put us in the rotation. And then I think we’ll also, within, you know, the next month and a half or so, have a good opportunity at having a similar contract for the frac, which we didn’t have that last year.

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So what we really don’t know is when the rig activity comes back does it happen this week, next week, or does it happen in February? But assuming we get the rigs back up and the activity back up in February, then yes, I think there’s a reasonable chance we do quite a bit better than the fourth quarter in terms of revenues. But, it’s very volatile.

Mr. Travis Anderson: Okay.

Operator: Thank you. Our next question today is coming from Bhakti Pavani from Euro Pacific Capital. Please proceed with your question.

Ms. Bhakti Pavani: Good morning, guys.

Mr. Alexander Nickolatos: Morning.

Ms. Bhakti Pavani: My question is regards to the customer concentration. It seems like YPF is currently the biggest customer. And with the active—given the activity slowdown from YPF, how do you see the customer focus shifting from YPF? I mean, how do you see change the concentration changing for you guys going forward?

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Mr. Chris Boswell: Well, even though YPF is going to reduce some activity, we see a lot of that activity reduction down in the south, even though, in the fourth quarter pretty much, there was reduction everywhere in terms of completion activities.

But, we still think YPF is going to be a key customer for us this year. We also think Medanito’s going to be more active. So, we will have more work with Medanito, who we have a contract with.

We have—as indicated in the slide presentation, we have been in active discussions since November with a number of companies that have work opportunities. So, it’ll be a little more diverse in 2016 than it was in 2015. And it much depends on which of these other customers we go to work for.

But, remember YPF is over 50 percent of the CapEx in the country, so a slight decrease in their activity, and I think they’ve publicly said as recently as early December that, if oil prices were cut from $77 to 60, I think the announcement I saw that they were looking at maybe a 20 percent reduction in activity.

And the cut wasn’t as steep as people had feared, at least so far. And obviously, with the world oil prices trading at $29 today, there’s still some fear out there that there could be further adjustments to the oil price. But, as it is today we don’t expect them to cut more than 20 percent.

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Depending on where you’re at, and as Carlos said, we’re well positioned near the gas window, that we should actually maybe see increases in activity in the gas areas and decreases in some of the oil areas.

Ms. Bhakti Pavani: Okay. With regards to the pricing of each activity, has that changed at all, or do you anticipate that going lower going forward?

Mr. Chris Boswell: We’ve said for probably the last nine months that the prices that we receive as a service company in Argentina are very high and not sustainable. And we’ve been working on improvements in efficiencies, logistics, and a number of things to reduce our costs that would allow us to comfortably reduce prices down there. And we do expect to reduce prices in this environment to compete for sure.

Ms. Bhakti Pavani: would you maybe comment on what kind of or what percentage of price reduction are we looking at for each of the activities?

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Mr. Chris Boswell: I think we’d be better off waiting until we have more visibility around that. We’re going through that process now. And really, it has a lot to do not only with the pricing but the job mix. As we talked about last year, we did a lot of very small one-off fracks that were small amounts of profit. And those jobs were$100,000 a job or less. And then we had other jobs that were bigger, higher pressure, higher rate, where we invoiced $230,000 a stage.

So we’ve kind of used that $150,000 as a quasi-average. Let’s see how the job mix develops and the pricing scenario comes out in the next couple of months before we try to give guidance on that price.

Mr. Alexander Nickolatos: And we’ll probably be in a little bit better position, Bhakti, to address that on our next call when we release the full numbers. There’s a lot of—instability that’s caused right now in the market by everyone trying to figure out where is it going to settle? Unfortunately, the international prices have impacts psychologically on everybody, regardless of the prices in the country.

Ms. Bhakti Pavani: Also, with regards to the unconventional work, it looks like, you know, it’s not going to happen in 2016 I believe, or do you still anticipate receiving any kind of unconventional work?

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Mr. Chris Boswell: We’ve got public announcements out there from Petronas with 30-plus horizontal wells in 2016. We’ve got a similar announcement from Dow Chemical with over 30 horizontal wells. We know Exxon is planning to drill five horizontal wells.

YPF, who is eliminating a lot of their vertical wells and moving to—I don’t know the exact number, and they’ll have their conference call soon enough. But, we expect them to drill quite a lot.

In fact, 2016 should be an all-time high by quite a large margin for unconventional horizontal wells in the country. So, it’s happening. And we do expect in the second half of the year that we’ll have opportunities there with Exxon, and with various other companies that are, active in drilling horizontal wells.

So, I wouldn’t rule that out by any means. I’m not sure if that answers your question completely. But, that’s something that we probably failed to mention in the conference.

Mr. Alexander Nickolatos: Yeah, and, Bhakti, I mean, number one, as Chris pointed out, the activity that we are seeing from the announcements are that people are positioning themselves in the country.

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So, we see two things. One, there is and there will be unconventional activity. We’re going to be in a position to take advantage of that by the end of the second quarter, that’s part of our CapEx plan. That’s what we’ve been working towards in growing to 50,000 horsepower and be able to address that in the second half of the year. So, we’re very much expecting to have some unconventional activity in the company.

But, clearly, based on these announcements, and we find out yesterday that Aubrey McClendon is coming in to the country, these are all macro signs that we’re very well positioned for the second half of ’16 and ’17. I don’t think there are too many oil analysts out there in the world that are respected that don’t believe that that there will be a recovery. And what—depending on who you talk to, could be the end of ’16, could be ’17, but we know that it’s coming.

So, what we’re doing is continuing to build our business, continuing to position in the market, provide first-in-class service in the country. And we see the right thing. I think the country’s moving in the right direction. But, there is some instability right now.

Mr. Chris Boswell: On the pricing question—even though we don’t have a lot of visibility on where it’s going to land, we’re in a better position than many other people, that operate in that market to make up for the price reduction through volume because we’ve been operating at a very low volume level doing 10 or 12 stages a month.

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And so, as we move into tight gas, where we’re doing more stages per day we have the opportunity to do 30, 40, 50 percent more stages now with a contract every month, even though the pricing may come down some.

So, that’s why we’re still quite optimistic on managing through this weakness, that’s currently in place.

Ms. Bhakti Pavani: Okay. Thank you very much, guys. That’s it from my side.

Mr. Alexander Nickolatos: Thank you, Bhakti.

Operator: Thank you. Our next question today is coming from Joseph Reagor from ROTH Capital Partners. Please proceed with your question.

Mr. Joseph Reagor: Good morning, guys. Thanks for taking the questions and providing the update.

Mr. Alexander Nickolatos: —Morning, Joe.

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Mr. Joseph Reagor: So, a couple of things to touch on and maybe elaborate on a little bit. First with the bidding process for unconventional, how close would you guys need to be to getting your equipment before you would start to make bids on second half2016 unconventional work?

Mr. Chris Boswell: I think within YPF — once we get this contract in place, we’ll be well suited to go out and participate in their activities. You’re probably speaking about some of the bigger opportunities, some of the other companies are going to launch. And I don’t expect those bids to come out until second quarter or later.

I think we’ll be in a good position to bid on those. And we fully plan on bidding on those.

Mr. Joseph Reagor: Okay. It doesn’t sound like there’s much risk there then from a delivery standpoint of equipment for us to bake it in..

Mr. Chris Boswell: No, I don’t think so because we should have all of the pumps that we need in the country by end of Q2 and ready to operate.

Mr. Joseph Reagor: —Okay. then looking at kind of like what’s been going on so far in January, have you seen a shift towards maybe the tight gas market a little bit given they’ve reset the oil price down a little bit, but, you know, gas prices in Argentina are still high, and there’s not really room for them to lower that quite as much?

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Mr. Chris Boswell: I think that’s a good one for Carlos. If you’re still available, Carlos, on the line could you comment on tight gas?

Mr. Carlos Fernandez: Sorry. I had it in mute. We see the tight gas as an excellent opportunity for medium-sized companies, and probably the very large companies, like Exxon or like Shell, they go more to the unconventional Vaca Muerta stuff. But we see companies like Pan-America, like Pluspetrol, Tecpetrol, very interested in the tight gas and YPF, too.

Then, tight gas is definitely going to be an interesting market, and equipment wise and qualification wise, we are practically there. We are going to be there very, very soon, a few weeks. It’s definitely in our radar.

Mr. Chris Boswell: Yeah, I think Joe, just to add to that, it’s probably a little early. And it’s the middle of the holiday season in Argentina. So, it’s kind of hard to gauge that we’ve seen massive movements into the tight gas yet.

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We have a lot of comments from our customers that it’s happening, but we don’t have any tangible way to confirm it.

Mr. Joseph Reagor: Okay. And then the—one final question. I know you guys are avoiding guidance, but can you talk about how much visibility you do have as far as, you know, do you guys have visibility into February or March at this point at all, or is it literally going week to week or almost day to day even on how much business you guys might have?

Mr. Chris Boswell: I think that the opportunity base for us if you look at the pipeline is pretty high. If you consider all the opportunities within YPF and then all the other customers that I have listed there, I would say they’re better than they were even in mid-November, for sure.

It’s hard to put numbers on it. And that’s why we don’t want to provide numbers and guidance around revenue estimates until we have some of these things—we’ve gotten a little gun shy actually for a young company trying to predict in a volatile market like this. It’s been challenging.

I think it’s better for us, Joe, to give us until end of February. And we’ll have our conference call releasing our full results for the quarter. And you know, 30 days from now, that visibility should be a lot more concrete.

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Mr. Joseph Reagor: Okay. Thanks a lot.

Mr. Alexander Nickolatos: Thanks, Joe.

Operator: Thank you. As a reminder, if you’d like to be placed in the question queue, please press star-one. Our next question today is coming from Thomas Pfister from RedChip Companies. Please proceed with your question.

Mr. Thomas Pfister: Hey, good morning, gentlemen. Thanks for taking my question today. The one thing I wanted to ask about is it seems — the new government wanted to move towards relaxing some of the restrictions on imports and exports into the country.

So, I know that, obviously, you have all of your equipment scheduled to be delivered here over the next few quarters. But, overall, does this change any of your strategy with regards to procuring equipment? And do you anticipate this maybe having any impact on well drilling costs?

Mr. Chris Boswell: Let me make an overall comment. And then I want to ask Carlos to comment. What we’ve seen, it’s not unusual for any of the— Latin American — and really any country around the world — if they have manufacturing industries that are an important part of their economy, they tend to protect those industries.

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What we’ve observed over the last couple of years is that there’s people building frack equipment and oil field service equipment in Argentina. We haven’t seen a lot of companies building drilling rigs. So, there’s not a big industry to protect on the drilling rig side. But, on, oil field service equipment, when it comes to submitting units and frack equipment, there’s some good industry there.

And so, we expect that the importation of a massive amount of equipment coming from other markets is going to be a difficult deal going forward as well as it was in the past.

But, maybe Carlos has a little fresher view of that because he’s closer to the market. So, Carlos, do you mind?

Mr. Carlos Fernandez: No, every indication is that the government will continue having a policy to stimulate the development of the local industry to supply equipment. One clear indication of that is that the National Director of Industry came from the previous government, and was responsible for implementation, despite opposition from the opposite party in office and he has been confirmed as the new National Director of Industry.

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And I think that is an indication that, in general terms, the policies will continue along the same lines in that regard.

Mr. Chris Boswell: So, I guess, in summary, we still think that you need to work with the local manufacturing guys with balance. If you want to bring things into the country, and it’s already being manufactured in the country, then there’s going to be challenges and a negotiation with some of the local manufacturers so that you build some there, and then you import some in that matches that.

And I think, if you don’t follow that principle, then it’s going to be difficult to get a lot of equipment pouring into the country.

Mr. Thomas Pfister: Okay. Great. Thanks so much for the color there. That’s the only question I had for now. So, I’ll go ahead and hop back in the queue.

Mr. Alexander Nickolatos: Thank you.

Operator: Thank you. We’ve reached the end of our question-and-answer session. I’d like to turn the floor back over to management for any further or closing comments.

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Mr. Chris Boswell: Okay. Thanks everybody, for joining. We had a good attendance on the call today. And we appreciate that. We’re trying to be as clear and transparent as we can as we see market changes in Argentina and how they affect our business. It is unusual to have sort of an update call here in mid-January. But, things are changing rapidly down there. And we want to make sure everybody’s on an even playing field and that they have all the information we have as soon as we have it.

So, again, thank you for participating. And, we’ll talk to you at the end of February. Thank you.

Operator: Thank you. That does conclude today’s teleconference. You may disconnect your lines at this time, and have a wonderful day. We thank you for your participation today.